Index supplement to the prospectus, the prospectus supplement and the product supplement no. 3 - I each dated April 17, 2026, and the underlying supplement no. 5 - I dated April 17, 2026 Registration Statement Nos. 333 - 293684 and 333 - 293684 - 01 Dated November 2, 2026 Rule 424(b)(3) MerQube US Tech+ Vol Advantage Index ® November 2026 Investing in the notes involves a number of risks . See “Selected risks associated with the Index” beginning on page 11 of this document, “Risk Factors” in the prospectus supplement and the relevant product supplement and underlying supplement and “Selected Risk Considerations” in the relevant pricing supplement . Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

IMPORTANT INFORMATION The information contained in this document is for discussion purposes only. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. All information herein is subject to change without notice, however, J.P. Morgan undertakes no duty to update this information. In the event of any inconsistency between the information presented herein and any offering document, the offering document shall govern. USE OF HYPOTHETICAL BACKTESTED RETURNS Any backtested historical performance and weighting information included herein is hypothetical. The Index may not have traded in the manner shown in the hypothetical backtest included herein, and no representation is being made that the Index will achieve similar performance. There are frequently significant differences between hypothetical backtested performance and actual subsequent performance. The results obtained from backtesting information should not be considered indicative of the actual results that might be obtained from an investment in notes referencing the Index. J.P. Morgan provides no assurance or guarantee that notes linked to the Index will operate or would have operated in the past in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate. Actual results will vary, perhaps materially, from the hypothetical backtested returns and allocations presented in this document. HISTORICAL AND BACKTESTED PERFORMANCE AND ALLOCATIONS ARE NOT INDICATIVE OF FUTURE RESULTS. In addition, the Invesco QQQ Trust SM , Series 1 (the "QQQ Fund") replaced the E - Mini Nasdaq - 100 futures (the "Futures Contracts") as the underlying asset to which the MerQube US Tech+ Vol Advantage Index® (the "Index") is linked (the "Underlying Asset") on or about February 9, 2024 (the "Amendment Effective Date"). No assurance can be provided that the QQQ Fund is an appropriate substitute for the Futures Contracts. This replacement may adversely affect the performance of the Index and the value of the notes, as the QQQ Fund, subject to a notional financing cost, may perform worse, perhaps significantly worse, than the Futures Contracts. The Index lacks any operating history with the QQQ Fund as the Underlying Asset prior to the Amendment Effective Date and may perform in unanticipated ways. Investors in the notes should bear this difference in mind when evaluating the hypothetical backtested performance shown in this document. Set forth within this document are some hypothetical backtested performance metrics for products that contain an automatic call feature. These performance metrics were calculated by aggregating the performance of a series of hypothetical products with the same term to maturity, product payout profile, automatic call features and underlier(s) as the selected product. The results generated by the product backtesting feature are not indicative of future returns for the selected product. The backtested product performance metrics do not reflect fees or expenses associated with an actual product purchased from JPMorgan. Investment suitability must be determined individually for each investor, and investments linked to the Index may not be suitable for all investors. This material is not a product of J.P. Morgan Research Departments. Copyright © 2026 JPMorgan Chase & Co. All rights reserved. For additional regulatory disclosures, please consult: www.jpmorgan.com/disclosures . Information contained on this website is not incorporated by reference in, and should not be considered part of, this document. 1

MerQube US Tech+ Vol Advantage Index ® 2200 2000 1800 1600 1400 1200 1000 800 600 400 200 0 Index overview INDEX METHODOLOGY AND FEATURES The Index attempts to provide a dynamic rules - based exposure to the Underlying Asset, while targeting a level of implied volatility, with a maximum exposure to the Underlying Asset of 500% and a minimum exposure to the Underlying Asset of 0%. Since the Amendment Effective Date, the Underlying Asset has been an unfunded position in the QQQ Fund, calculated as the excess of the total return of the QQQ Fund over a notional financing cost. Prior to the Amendment Effective Date, the Underlying Asset was an unfunded rolling position in the Futures Contracts. The Index is an excess return index and is subject to a 6% p.a. daily deduction (even when the Index is uninvested), and the performance of the Underlying Asset is subject to a notional financing cost deducted daily. On each weekly Index rebalance day, the exposure to the Underlying Asset is set equal to (a) the 35% volatility target divided by (b) the one - week implied volatility of the QQQ Fund, subject to a maximum exposure of 500%. If the implied volatility of the QQQ Fund was equal to 17.5%, the exposure to the Underlying Asset would equal 200% (or 35% / 17.5%). If the implied volatility of the QQQ Fund was equal to 40%, the exposure to the Underlying Asset would equal 87.5% (or 35% / 40%). HYPOTHETICAL BACKTESTED HISTORICAL PERFORMANCE (JAN 2005 – OCT 2026) MerQube US Tech+ Vol Advantage ® Nasdaq - 100 ® 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 Sourced: J.P. Morgan. Hypothetical backtested and actual historical performance of the Index based on the hypothetical backtested weekly closing levels of the Index from January 7, 2005 through June 21, 2021, and the actual historical performance of the Index thereafter. Actual historical performance of the Nasdaq - 100 Index ® . PAST PERFORMANCE AND HYPOTHETICAL BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RETURNS. Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns. 2

MerQube US Tech+ Vol Advantage Index®

Hypothetical backtested historical monthly and annual returns

HYPOTHETICAL BACKTESTED AND HISTORICAL MONTHLY AND ANNUAL RETURNS COMPARED WITH ANNUAL RETURNS OF THE NASDAQ-100 INDEX® (JAN 2005 – OCT 2026)

Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year	Nasdaq-100®
2005	-5.28%	-2.09%	-3.95%	-9.91%	15.21%	-7.99%	15.45%	-4.17%	0.96%	-5.50%	10.42%	-4.38%	-5.19%	5.14%
2006	6.01%	-5.51%	2.13%	-1.60%	-15.16%	-2.20%	-8.41%	6.12%	6.63%	7.89%	4.93%	-6.03%	-7.92%	6.79%
2007	1.71%	-5.93%	-1.92%	9.21%	5.14%	-1.36%	-1.60%	3.62%	6.61%	10.34%	-10.67%	-2.15%	11.42%	18.67%
2008	-16.76%	-7.12%	1.14%	8.31%	6.12%	-13.69%	0.06%	-0.01%	-15.53%	-12.66%	-8.22%	0.46%	-47.20%	-41.89%
2009	-3.03%	-4.48%	7.15%	10.66%	2.83%	3.05%	10.44%	1.31%	7.10%	-6.12%	7.50%	8.00%	51.98%	53.54%
2010	-10.73%	5.64%	14.97%	2.94%	-14.37%	-9.45%	6.68%	-8.87%	19.84%	10.28%	-2.14%	7.44%	16.92%	19.22%
2011	5.09%	5.18%	-2.79%	5.15%	-3.28%	-6.73%	1.09%	-7.02%	-5.90%	7.48%	-4.30%	-1.61%	-8.77%	2.70%
2012	14.00%	11.94%	10.30%	-3.54%	-14.85%	4.21%	1.25%	10.76%	0.62%	-11.99%	1.98%	-2.99%	18.39%	16.82%
2013	3.11%	1.00%	5.85%	1.32%	8.11%	-6.53%	15.10%	-2.51%	9.98%	10.50%	8.81%	5.83%	77.22%	34.99%
2014	-5.51%	10.97%	-7.35%	-1.98%	10.71%	8.24%	2.88%	11.56%	-3.03%	0.65%	12.36%	-10.32%	28.79%	17.94%
2015	-7.51%	14.58%	-9.79%	0.69%	5.49%	-5.73%	5.72%	-17.96%	-4.47%	21.17%	-2.96%	-5.50%	-11.86%	8.43%
2016	-13.93%	-3.87%	12.09%	-7.39%	10.28%	-8.77%	17.90%	2.45%	1.59%	-4.92%	-1.96%	-1.07%	-2.22%	5.89%
2017	11.95%	15.25%	4.16%	2.96%	12.10%	-7.52%	9.42%	4.32%	-2.99%	12.47%	5.13%	-1.64%	84.72%	31.52%
2018	22.65%	-8.29%	-11.95%	-0.65%	9.50%	2.14%	4.06%	12.54%	-2.07%	-15.19%	-2.12%	-11.61%	-7.39%	-1.04%
2019	11.79%	4.92%	5.24%	13.01%	-16.43%	12.24%	1.90%	-5.97%	-0.45%	7.94%	10.26%	9.22%	62.25%	37.96%
2020	7.64%	-9.33%	-4.28%	12.28%	5.82%	4.77%	8.32%	15.09%	-6.33%	-4.30%	9.26%	6.26%	50.88%	47.58%
2021	-1.19%	-3.04%	1.32%	8.06%	-3.00%	12.03%	4.99%	8.08%	-11.79%	15.93%	2.71%	-1.49%	33.83%	26.63%
2022	-15.70%	-5.11%	4.56%	-16.54%	-1.99%	-11.35%	13.36%	-8.01%	-11.92%	3.07%	5.46%	-13.28%	-47.49%	-32.97%
2023	14.00%	-1.98%	9.08%	-0.38%	14.25%	9.11%	5.91%	-4.95%	-11.20%	-4.10%	16.79%	10.68%	67.74%	53.81%
2024	2.07%	8.22%	0.24%	-9.82%	10.37%	11.75%	-4.94%	0.31%	0.30%	-2.61%	2.90%	0.34%	18.44%	24.88%
2025	1.60%	-5.99%	-10.94%	-3.55%	9.39%	9.64%	4.41%	-1.61%	9.60%	4.19%	-5.09%	-3.36%	5.87%	20.17%
2026	1.08%	-4.68%	-7.06%	23.55%	16.84%	-5.06%	-10.07%	3.56%	6.25%	-13.04%			5.60%	12.42%

Sourced: J.P. Morgan. Hypothetical backtested and actual historical performance of the Index based on the hypothetical backtested weekly closing levels of the Index from January 7, 2005 through June 21, 2021, and the actual historical performance of the Index thereafter. Actual historical performance of the Nasdaq-100 Index®. **PAST PERFORMANCE AND HYPOTHETICAL BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RETURNS.** Please see "Use of hypothetical backtested returns" at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns.

J.P.Morgan

3

MerQube US Tech+ Vol Advantage Index®

HYPOTHETICAL BACKTESTED AND HISTORICAL RETURNS COMPARED WITH RETURNS OF NASDAQ-100 INDEX® (JAN 2005 – OCT 2026)

Year	Index	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2005	MQUSTVA	-5.28%	-2.09%	-3.95%	-9.91%	15.21%	-7.99%	15.45%	-4.17%	0.96%	-5.50%	10.42%	-4.38%	**-5.19%**
	NDX	-2.89%	-0.57%	-1.89%	-4.16%	8.58%	-3.18%	7.47%	-1.46%	1.26%	-1.40%	5.91%	-1.64%	**5.14%**
2006	MQUSTVA	6.01%	-5.51%	2.13%	-1.60%	-15.16%	-2.20%	-8.41%	6.12%	6.63%	7.89%	4.93%	-6.03%	**-7.92%**
	NDX	3.98%	-2.35%	1.98%	-0.17%	-7.12%	-0.28%	-4.18%	4.66%	4.71%	4.74%	3.39%	-1.92%	**6.79%**
2007	MQUSTVA	1.71%	-5.93%	-1.92%	9.21%	5.14%	-1.36%	-1.60%	3.62%	6.61%	10.34%	-10.67%	-2.15%	**11.42%**
	NDX	2.01%	-1.71%	0.61%	5.38%	3.24%	0.31%	-0.11%	2.93%	5.15%	7.07%	-6.69%	-0.20%	**18.67%**
2008	MQUSTVA	-16.76%	-7.12%	1.14%	8.31%	6.12%	-13.69%	0.06%	-0.01%	-15.53%	-12.66%	-8.22%	0.46%	**-47.20%**
	NDX	-11.68%	-5.22%	2.10%	7.62%	5.99%	-9.62%	0.66%	1.26%	-14.84%	-16.30%	-11.17%	2.18%	**-41.89%**
2009	MQUSTVA	-3.03%	-4.48%	7.15%	10.66%	2.83%	3.05%	10.44%	1.31%	7.10%	-6.12%	7.50%	8.00%	**51.98%**
	NDX	-2.59%	-5.36%	10.74%	12.72%	2.96%	2.90%	8.54%	1.36%	5.77%	-3.02%	6.02%	5.26%	**53.54%**
2010	MQUSTVA	-10.73%	5.64%	14.97%	2.94%	-14.37%	-9.45%	6.68%	-8.87%	19.84%	10.28%	-2.14%	7.44%	**16.92%**
	NDX	-6.41%	4.46%	7.68%	2.16%	-7.41%	-6.11%	7.18%	-5.18%	13.05%	6.33%	-0.34%	4.75%	**19.22%**
2011	MQUSTVA	5.09%	5.18%	-2.79%	5.15%	-3.28%	-6.73%	1.09%	-7.02%	-5.90%	7.48%	-4.30%	-1.61%	**-8.77%**
	NDX	2.89%	3.03%	-0.51%	2.78%	-1.31%	-2.00%	1.62%	-5.15%	-4.54%	10.33%	-2.75%	-0.76%	**2.70%**
2012	MQUSTVA	14.00%	11.94%	10.30%	-3.54%	-14.85%	4.21%	1.25%	10.76%	0.62%	-11.99%	1.98%	-2.99%	**18.39%**
	NDX	8.35%	6.29%	5.04%	-1.15%	-7.30%	3.60%	1.02%	4.91%	0.97%	-5.40%	1.13%	-0.63%	**16.82%**
2013	MQUSTVA	3.11%	1.00%	5.85%	1.32%	8.11%	-6.53%	15.10%	-2.51%	9.98%	10.50%	8.81%	5.83%	**77.22%**
	NDX	2.65%	0.26%	2.93%	2.44%	3.27%	-2.42%	6.21%	-0.53%	4.70%	4.96%	3.26%	2.99%	**34.99%**
2014	MQUSTVA	-5.51%	10.97%	-7.35%	-1.98%	10.71%	8.24%	2.88%	11.56%	-3.03%	0.65%	12.36%	-10.32%	**28.79%**
	NDX	-1.95%	4.95%	-2.72%	-0.38%	4.32%	3.01%	1.12%	4.88%	-0.81%	2.69%	4.32%	-2.34%	**17.94%**
2015	MQUSTVA	-7.51%	14.58%	-9.79%	0.69%	5.49%	-5.73%	5.72%	-17.96%	-4.47%	21.17%	-2.96%	-5.50%	**-11.86%**
	NDX	-2.07%	7.04%	-2.41%	1.86%	2.13%	-2.47%	4.37%	-6.85%	-2.19%	11.19%	0.34%	-1.53%	**8.43%**
2016	MQUSTVA	-13.93%	-3.87%	12.09%	-7.39%	10.28%	-8.77%	17.90%	2.45%	1.59%	-4.92%	-1.96%	-1.07%	**-2.22%**
	NDX	-6.84%	-1.82%	6.73%	-3.18%	4.21%	-2.35%	7.07%	0.86%	2.19%	-1.53%	0.20%	1.10%	**5.89%**
2017	MQUSTVA	11.95%	15.25%	4.16%	2.96%	12.10%	-7.52%	9.42%	4.32%	-2.99%	12.47%	5.13%	-1.64%	**84.72%**
	NDX	5.20%	4.17%	1.99%	2.71%	3.68%	-2.45%	4.13%	1.84%	-0.16%	4.50%	1.87%	0.48%	**31.52%**
2018	MQUSTVA	22.65%	-8.29%	-11.95%	-0.65%	9.50%	2.14%	4.06%	12.54%	-2.07%	-15.19%	-2.12%	-11.61%	**-7.39%**
	NDX	8.65%	-1.38%	-3.99%	0.37%	5.48%	1.05%	2.72%	5.84%	-0.35%	-8.66%	-0.26%	-8.91%	**-1.04%**
2019	MQUSTVA	11.79%	4.92%	5.24%	13.01%	-16.43%	12.24%	1.90%	-5.97%	-0.45%	7.94%	10.26%	9.22%	**62.25%**
	NDX	9.11%	2.76%	3.96%	5.46%	-8.40%	7.62%	2.32%	-2.01%	0.76%	4.31%	3.96%	3.92%	**37.96%**
2020	MQUSTVA	7.64%	-9.33%	-4.28%	12.28%	5.82%	4.77%	8.32%	15.09%	-6.33%	-4.30%	9.26%	6.26%	**50.88%**
	NDX	2.96%	-5.89%	-7.66%	15.19%	6.17%	6.29%	7.37%	11.05%	-5.72%	-3.20%	11.00%	5.05%	**47.58%**
2021	MQUSTVA	-1.19%	-3.04%	1.32%	8.06%	-3.00%	12.03%	4.99%	8.08%	-11.79%	15.93%	2.71%	-1.49%	**33.83%**
	NDX	0.29%	-0.12%	1.41%	5.88%	-1.26%	6.34%	2.78%	4.16%	-5.73%	7.90%	1.80%	1.14%	**26.63%**
2022	MQUSTVA	-15.70%	-5.11%	4.56%	-16.54%	-1.99%	-11.35%	13.36%	-8.01%	-11.92%	3.07%	5.46%	-13.28%	**-47.49%**
	NDX	-8.52%	-4.64%	4.22%	-13.37%	-1.65%	-9.00%	12.55%	-5.22%	-10.60%	3.96%	5.48%	-9.06%	**-32.97%**
2023	MQUSTVA	14.00%	-1.98%	9.08%	-0.38%	14.25%	9.11%	5.91%	-4.95%	-11.20%	-4.10%	16.79%	10.68%	**67.74%**
	NDX	10.62%	-0.49%	9.46%	0.49%	7.61%	6.49%	3.81%	-1.62%	-5.07%	-2.08%	10.67%	5.51%	**53.81%**
2024	MQUSTVA	2.07%	8.22%	0.24%	-9.82%	10.37%	11.75%	-4.94%	0.31%	0.30%	-2.61%	2.90%	0.34%	**18.44%**
	NDX	1.85%	5.29%	1.17%	-4.46%	6.28%	6.18%	-1.63%	1.10%	2.48%	-0.85%	5.23%	0.39%	**24.88%**
2025	MQUSTVA	1.60%	-5.99%	-10.94%	-3.55%	9.39%	9.64%	4.41%	-1.61%	9.60%	4.19%	-5.09%	-3.36%	**5.87%**
	NDX	2.22%	-2.76%	-7.69%	1.52%	9.04%	6.27%	2.38%	0.85%	5.40%	4.77%	-1.64%	-0.73%	**20.17%**
2026	MQUSTVA	1.08%	-4.68%	-7.06%	23.55%	16.84%	-5.06%	-10.07%	3.56%	6.25%	-13.04%			**5.60%**
	NDX	1.20%	-2.32%	-4.89%	15.64%	10.49%	-0.19%	-6.61%	4.18%	3.23%	-6.65%			**12.42%**

Sourced: J.P. Morgan. Hypothetical backtested and actual historical performance of the Index based on the hypothetical backtested weekly closing levels of the Index from January 7, 2005 through June 21, 2021, and the actual historical performance of the Index thereafter. Actual historical performance of the Nasdaq-100 Index®. **PAST PERFORMANCE AND HYPOTHETICAL BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RETURNS.** Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns.

J.P.Morgan

4

MerQube US Tech+ Vol Advantage Index®

Hypothetical backtested Index statistics

HYPOTHETICAL BACKTESTED HISTORICAL PERFORMANCE (JAN 2005 – OCT 2026)

	YTD return	1Y return	3Y return (p.a.)	5Y return (p.a.)	10Y return (p.a.)	Return since Jan 2005 (p.a.)	Realized vol since Jan 2005
MerQube US Tech+ Vol Advantage Index®	**5.60%**	**-3.15%**	**19.62%**	**3.36%**	**20.28%**	**12.34%**	**30.28%**
Nasdaq-100 Index®	12.42%	9.80%	25.36%	12.34%	19.44%	14.20%	22.05%

HYPOTHETICAL BACKTESTED HISTORICAL STATISTICS (JAN 2005 – OCT 2026)

Min QQQ Fund 1-week implied volatility	Max QQQ Fund 1-week implied volatility	Avg. QQQ Fund 1-week implied volatility	Min MerQube US Tech+ Vol Advantage Index leverage	Max MerQube US Tech+ Vol Advantage Index leverage	Avg. MerQube US Tech+ Vol Advantage Index leverage	Realized correlation with Nasdaq-100®[1]
8.7%	128.5%	22.0%	27%	404%	182%	88.7%

[1]Defined as the correlation between daily returns of the MerQube US Tech+ Vol Advantage Index® and the daily returns of Nasdaq-100 Index® calculated using daily closing levels of the corresponding indices from January 7, 2005 through October 30, 2026. **The actual realized correlation may differ, perhaps significantly, from the hypothetical backtested realized correlation.**

Sourced: J.P. Morgan. Hypothetical backtested and actual historical performance of the Index based on the hypothetical backtested weekly closing levels of the Index from January 7, 2005 through June 21, 2021, and the actual historical performance of the Index thereafter. Actual historical performance of the Nasdaq-100 Index®. **PAST PERFORMANCE AND HYPOTHETICAL BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RETURNS.** Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns.

J.P.Morgan

5

2008 hypothetical backtested Index performance and leverage comparison HYPOTHETICAL BACKTESTED HISTORICAL LEVERAGE 2008 HYPOTHETICAL BACKTESTED AND ACTUAL MONTHLY AND FULL YEAR RETURNS 200% 150% 100% 50% 0% MerQube US Tech+ Vol Advantage Index ® leverage (left axis) 1 - week QQQ Fund volatility (right axis) 160% 140% 120% 100% 80% 60% 40% 20% 0% Dec - 07 Feb - 08 Apr - 08 Jun - 08 Aug - 08 Oct - 08 Dec - 08 Nasdaq - 100 Index ® MerQube US Tech+ Vol Advantage Index ® Month - 11.68% - 16.76% Jan - 5.22% - 7.12% Feb 2.10% 1.14% Mar 7.62% 8.31% Apr 5.99% 6.12% May - 9.62% - 13.69% Jun 0.66% 0.06% Jul 1.26% - 0.01% Aug - 14.84% - 15.53% Sep - 16.30% - 12.66% Oct - 11.17% - 8.22% Nov 2.18% 0.46% Dec - 41.89% - 47.20% Full year HYPOTHETICAL BACKTESTED RETURNS COMPARED WITH ACTUAL RETURNS OF NASDAQ - 100 INDEX ® 120 MerQube US Tech+ Vol Advantage Index ® Nasdaq - 100 Index ® 100 80 60 40 Dec - 07 Feb - 08 Apr - 08 Jun - 08 Aug - 08 Oct - 08 Dec - 08 Sourced: J.P. Morgan. Hypothetical backtested performance and leverage of the Index based on the hypothetical backtested daily closing levels and hypothetical backtested weekly leverage of the Index from December 31, 2007 through December 31, 2008. Actual historical performance of the Nasdaq - 100 Index ® . PAST PERFORMANCE AND HYPOTHETICAL BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RETURNS. Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns. 6

2020 hypothetical backtested and actual Index performance and leverage comparison 300% HYPOTHETICAL BACKTESTED HISTORICAL LEVERAGE 2020 HYPOTHETICAL BACKTESTED AND ACTUAL MONTHLY AND FULL YEAR RETURNS 250% 200% 150% 100% 50% 0% MerQube US Tech+ Vol Advantage Index ® leverage (left axis) 1 - week QQQ fund volatility (right axis) 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% Dec - 19 Feb - 20 Apr - 20 Jun - 20 Aug - 20 Oct - 20 Dec - 20 Nasdaq - 100 Index ® MerQube US Tech+ Vol Advantage Index ® Month 2.96% 7.64% Jan - 5.89% - 9.33% Feb - 7.66% - 4.28% Mar 15.19% 12.28% Apr 6.17% 5.82% May 6.29% 4.77% Jun 7.37% 8.32% Jul 11.05% 15.09% Aug - 5.72% - 6.33% Sep - 3.20% - 4.30% Oct 11.00% 9.26% Nov 5.05% 6.26% Dec 47.58% 50.88% Full year HYPOTHETICAL BACKTESTED RETURNS COMPARED WITH ACTUAL RETURNS OF NASDAQ - 100 INDEX ® 160 MerQube US Tech+ Vol Advantage Index ® Nasdaq - 100 Index ® 140 120 100 80 60 Dec - 19 Feb - 20 Apr - 20 Jun - 20 Aug - 20 Oct - 20 Dec - 20 Sourced: J.P. Morgan. Hypothetical backtested performance and leverage of the Index based on the hypothetical backtested daily closing levels and hypothetical backtested weekly leverage of the Index from December 31, 2019 through December 31, 2020. Actual historical performance of the Nasdaq - 100 Index ® . PAST PERFORMANCE AND HYPOTHETICAL BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RETURNS. Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of backtesting and simulated returns. 7

Key Terms of Auto callable Contingent Interest Notes Contingent Interest Payment : If the notes have not been automatically called and the closing value of the underlying (or, in case of the worst - of notes, the least performing underlying) on any Review Date is greater than or equal to the Interest Barrier, investors will receive on the applicable Interest Payment Date a Contingent Interest Payment as described in the applicable pricing supplement . Interest Barrier/Trigger Value : A percentage of the Initial Value of the underlying (or, in case of the worst - of notes, as a percentage of the Initial Value of the least performing underlying). Average backtested note IRR : is the average of the internal rates of return calculated individually for each hypothetical note. The internal rate of return is the annual discount rate that yields a net present value of cashflows for a hypothetical note equal to zero. Backtested % of times the note would have been called : is the ratio of the number of hypothetical notes that would have been called to the total number of all hypothetical notes. Backtested % of times the note would have lost principal : is the ratio of the number of hypothetical notes that would have lost some or all of its principal to the total number of all hypothetical notes. Average backtested loss when note would have lost principal : is the average loss on principal calculated individually for each hypothetical note that would have lost some or all of its principal 8

3 Year Auto Callable Contingent Interest Note Offerings

Late December advisory “best efforts” calendar

The table below contains all 3y auto callable contingent interest notes offered on the advisory “best efforts” calendar. Performance figures are simulated based on the issuance of a hypothetical note with the applicable terms every business day from January 7, 2005 through October 28, 2025, being the last date on which all of the hypothetical notes that have would have been issued would have all been called or matured. Please refer to “Key Terms” on the prior page for additional information.

Underlier(s)	**Worst of S&P 500®, Russell 2000®**	**Worst of S&P 500®, Russell 2000®, Nasdaq-100 Index®**	**Worst of S&P 500®, Russell 2000®, EURO STOXX 50®**	**MerQube US Tech+ Vol Advantage Index®**
CUSIP	48136MPM3	48136MPQ4	48136MPR2	**48136MSP3**
Pricing Date	December 23, 2025	December 23, 2025	December 23, 2025	**January 30, 2026**
Maturity Date	December 29, 2028	December 29, 2028	January 2, 2029	**February 2, 2029**
Review Date frequency	Quarterly	Quarterly	Quarterly	**Quarterly**
Contingent Interest Payment frequency	Quarterly	Quarterly	Quarterly	**Quarterly**
Interest Barrier / Trigger Value	60%	60%	60%	**60%**
Trigger Event observation frequency[1,2]	At maturity	At maturity	At maturity	**At maturity**
Time to 1st Review Date on which notes may be called[3]	6 months	6 months	6 months	**6 months**
Contingent Interest Rate	6.00%	6.75%	7.00%	**12.50%**
Average backtested note IRR	6.08%	6.86%	6.97%	**12.85%**
Backtested % of times the note would have been called	90.64%	90.64%	87.03%	**96.44%**
Backtested % of times the note would have lost principal	0.00%	0.00%	0.69%	**0.63%**
Average backtested loss when note would have lost principal	N/A	N/A	-41.97%	**-49.60%**

[1] For daily observation notes, a Trigger Event occurs if, on any day during the monitoring period (as defined in the pricing supplement), the closing value for any underlying is less than its Trigger Value. If the notes have not been automatically called (see footnote 3 below) and (i) the Final Value of any underlying is less than its Initial Value and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.

[2] For notes observed at maturity, if the notes have not been automatically called (see footnote 3 below) and the Final Value of any underlying is less than its Trigger Value, you will lose some or all of your principal amount at maturity.

[3] If the closing value of the underlying (or, in the case of worst-of notes, each underlying) on any Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 *plus* (b) the Contingent Interest Payment applicable to that Review Date.

Source: J.P. Morgan. Performance of the MerQube US Tech+ Vol Advantage Index® based on hypothetical backtested performance from January 7, 2005 through June 21, 2021, and actual performance thereafter. **PAST PERFORMANCE AND HYPOTHETICAL BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RETURNS. See “Use of hypothetical backtested returns” at the front of this document. No assurances can be provided that any one of the notes contained in the table above will outperform any of the other notes.**

J.P.Morgan

9

5 Year Auto Callable Contingent Interest Note Offerings

Late December advisory "best efforts" calendar

The table below contains all 5y auto callable contingent interest notes offered on the advisory "best efforts" calendar. Performance figures are simulated based on the issuance of a hypothetical note with the applicable terms every business day from January 7, 2005 through October 28, 2025, being the last date on which all of the hypothetical notes that have would have been issued would have all been called or matured. Please refer to "Key Terms" on the prior page for additional information.

Underlier(s)	Worst of S&P 500®, Russell 2000®	Worst of S&P 500®, Russell 2000®, Nasdaq-100 Index®	Worst of S&P 500®, Russell 2000®, EURO STOXX 50®	MerQube US Tech+ Vol Advantage Index®
CUSIP	48136MQC4	48136MQD2	48136MQE0	**48136MSU2**
Pricing Date	December 24, 2025	December 24, 2025	December 23, 2025	**January 30, 2026**
Maturity Date	December 30, 2030	December 30, 2030	December 27, 2030	**February 4, 2031**
Review Date frequency	Quarterly	Quarterly	Quarterly	**Quarterly**
Contingent Interest Payment frequency	Quarterly	Quarterly	Quarterly	**Quarterly**
Interest Barrier / Trigger Value	50%	50%	50%	**50%**
Trigger Event observation frequency[1,2]	At maturity	At maturity	At maturity	**At maturity**
Time to 1st Review Date on which notes may be called[3]	1 year	1 year	1 year	**1 year**
Contingent Interest Rate	5.50%	6.00%	6.25%	**10.50%**
Average backtested note IRR	5.61%	6.13%	6.28%	**10.91%**
Backtested % of times the note would have been called	94.73%	94.73%	90.87%	**99.15%**
Backtested % of times the note would have lost principal	0.00%	0.00%	0.81%	**0.00%**
Average backtested loss when note would have lost principal	N/A	N/A	-51.59%	**N/A**

[1] For daily observation notes, a Trigger Event occurs if, on any day during the monitoring period (as defined in the pricing supplement), the closing value for any underlying is less than its Trigger Value. If the notes have not been automatically called (see footnote 3 below) and (i) the Final Value of any underlying is less than its Initial Value and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.

[2] For notes observed at maturity, if the notes have not been automatically called (see footnote 3 below) and the Final Value of any underlying is less than its Trigger Value, you will lose some or all of your principal amount at maturity.

[3] If the closing value of the underlying (or, in the case of worst-of notes, each underlying) on any Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 *plus* (b) the Contingent Interest Payment applicable to that Review Date.

Source: J.P. Morgan. Performance of the MerQube US Tech+ Vol Advantage Index® based on hypothetical backtested performance from January 7, 2005 through June 21, 2021, and actual performance thereafter. **PAST PERFORMANCE AND HYPOTHETICAL BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RETURNS. See "Use of hypothetical backtested returns" at the front of this document. No assurances can be provided that any one of the notes contained in the table above will outperform any of the other notes.**

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J.P.Morgan

10

Selected risks associated with the Index Our affiliate, J.P. Morgan Securities LLC (“JPMS”), worked with MerQube (the “Index Sponsor”) in developing guidelines and policies governing the composition and calculation of the Index. One of our affiliates, JPMS, worked with the Index Sponsor in developing the guidelines and policies governing the composition and calculation of the Index. Although judgments, policies and determinations concerning the Index were made by JPMS, JPMorgan Chase & Co., as the parent company of JPMS, ultimately controls JPMS. The policies and judgments for which JPMS was responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. JPMS is under no obligation to consider your interests as an investor in the notes in its role in developing the guidelines and policies governing the Index or making judgments that may affect the level of the Index. An affiliate of ours has a 10% ownership interest in the Index Sponsor. An affiliate of ours currently has a 10% equity interest in the Index Sponsor, with a right to appoint an employee of JPMS, another of our affiliates, as a member of the board of directors of the Index Sponsor. The Index Sponsor can implement policies, make judgments or enact changes to the Index methodology that could negatively affect the performance of the Index. The Index Sponsor can also alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. The Index Sponsor has no obligation to consider your interests in calculating, maintaining or revising the Index, and we, JPMS, our other affiliates and our respective employees are under no obligation to consider your interests as an investor in the notes in connection with the role of our affiliate as an owner of an equity interest in the Index Sponsor or the role of an employee of JPMS as a member of the board of directors of the Index Sponsor. The Index is subject to a 6.0% per annum daily deduction. This daily fee deduction will offset any appreciation of the components of the Index, will heighten any depreciation of those components and will generally be a drag on the performance of the Index. The Index will trail the performance of an identical index without an index deduction. The performance of the QQQ Fund is subject to a notional financing cost deducted daily. The notional financing cost is intended to approximate the cost of maintaining a position in the QQQ Fund using borrowed funds at a rate of interest equal to the daily SOFR rate plus a fixed spread. The actual cost of maintaining a position in the QQQ Fund at any time may be less than the notional financing cost. The notional financing cost will offset any appreciation of the components of the Index, will heighten any depreciation of the those components and will generally be a drag on the performance of the Index. The Index will trail the performance of an identical index without such notional financing cost. The Index Sponsor may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests. The Index Sponsor is responsible for maintaining the Index. The Index Sponsor can add, delete or substitute the components of the Index, or make other methodological changes that could affect the level of the Index. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index. The level of the index will include the deduction of a notional financing cost. Since the Amendment Effective Date, the performance of the Underlying Asset has been subject to a notional financing cost deducted daily. The notional financing cost is intended to approximate the cost of maintaining a position in the QQQ Fund using borrowed funds at a rate of interest equal to the daily SOFR rate plus a fixed spread. The actual cost of maintaining a position in the QQQ Fund at anytime may be less than the notional financing cost. As a result of this deduction, the level of the Index will trail the value of an identically constituted synthetic portfolio that is not subject to any such deduction. 11

Selected risks associated with the Index The Index may not be successful or outperform any alternative strategy that might be employed in respect of the Underlying Asset. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed in respect of the Underlying Asset. The Index may not approximate its target volatility. No assurance can be given that the Index will maintain an annualized realized volatility that approximates its target volatility of 35%. The Index’s target volatility is a level of implied volatility and therefore the actual realized volatility of the Index may be greater or less than the target volatility. On each weekly Index rebalance day, the Index’s exposure to the Underlying Asset is set equal to (a) the 35% implied volatility target divided by (b) the one - week implied volatility of the QQQ Fund, subject to a maximum exposure of 500%. The Index uses the implied volatility of the QQQ Fund as a proxy for the volatility of the Underlying Asset. However, there is no guarantee that the methodology used by the Index to determine the implied volatility of the QQQ Fund will be representative of the realized volatility of the QQQ Fund. The volatility of the Underlying Asset on any day may change quickly and unexpectedly and realized volatility may differ significantly from implied volatility. In general, over time, the realized volatility of the QQQ Fund has tended to be lower than its implied volatility; however, at any time that realized volatility may exceed its implied volatility, particularly during periods of market volatility. Accordingly, the actual realized annualized volatility of the Index may be greater than or less than the target volatility, which may adversely affect the level of the Index. The Index is subject to risks associated with the use of significant leverage. On a weekly Index rebalance day, the Index will employ leverage to increase the exposure of the Index to the Underlying Asset if the implied volatility of the QQQ Fund is below 35%, subject to a maximum exposure of 500%. Under normal market conditions in the past, the QQQ Fund has tended to exhibit an implied volatility below 35%. Accordingly, the Index has generally employed leverage in the past, except during periods of elevated volatility. When leverage is employed, any movements in the prices of the Underlying Asset will result in greater changes in the level of the Index than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Underlying Asset, which, in turn, would negatively affect the performance of the Index. Because the Index’s leverage is adjusted only on a weekly basis, in situations where a significant increase in volatility is accompanied by a significant decline in the price of the Underlying Asset, the level of the Index may decline significantly before the following Index rebalance day when the Index’s exposure to the Underlying Asset would be reduced. In addition, the notional financing cost deducted daily will be magnified by any leverage provided by the Index. The Index may be adversely affected by a “volatility drag” effect. If the Index is not consistently successful in increasing exposure to the Underlying Asset in advance of increases in the value of the Underlying Asset and reducing exposure to the Underlying Asset in advance of declines in the value of the Underlying Asset, then the Index is also expected to be subject to a “volatility drag” effect, which will exacerbate the decline that results from having highly leveraged exposure to the declines in the value of the Underlying Asset. The decay effect would result from the fact that the Index resets the leveraged exposure to the Underlying Asset on a weekly basis and would manifest any time the value of the Underlying Asset moves in one direction prior to a reset and another direction following the reset. The decay effect would result because resetting leverage after an increase but in advance of a decline would cause the Index to have increased exposure to that decline, and resetting leverage following a decline but in advance of an increase would cause the Index to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of the Index would be relative to the performance of the Underlying Asset. As a consequence of this effect, if the value of the Underlying Asset falls but later returns to its original value, the Index may not fully recover from the loss at the same time. Under these circumstances, the Underlying Asset may need to appreciate, perhaps significantly, above its original value in order for the Index to fully recover from the loss. 12

Selected risks associated with the Index The Index may be significantly uninvested. On a weekly Index rebalance day, the Index's exposure to the Underlying Asset will be less than 100% when the implied volatility of the QQQ Fund is above 35%. If the Index's exposure to the Underlying Asset is less than 100%, the Index will not be fully invested, and any uninvested portion will earn no return. The Index may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the Underlying Asset on any such day. The 6.0% per annum deduction is deducted daily, even when the Index is not fully invested. Risks associated with non - U . S . securities . Some of the equity securities composing the Nasdaq - 100 Index ® and held by the QQQ Fund are issued by non - U . S . companies . Investments in securities linked to the value of such non - U . S . equity securities involve risks associated with the home countries of the issuers of those non - U . S . equity securities . The QQQ Fund is subject to management risk, which is the risk that the investment strategies of the QQQ Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the QQQ Fund and, consequently, the value of the notes. The performance and market value of the QQQ Fund, particularly during periods of market volatility, may not correlate with the performance of the QQQ Fund's underlying index as well as the net asset value per share. The QQQ Fund does not fully replicate its underlying index and may hold securities different from those included in its underlying index. In addition, the performance of the QQQ Fund will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the QQQ Fund and its underlying index. In addition, corporate actions with respect to the equity securities underlying the QQQ Fund (such as mergers and spin - offs) may impact the variance between the performances of the QQQ Fund and its underlying index. Finally, because the shares of the QQQ Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the QQQ Fund may differ from the net asset value per share of the QQQ Fund. During periods of market volatility, securities underlying the QQQ Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the QQQ Fund and the liquidity of the QQQ Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the QQQ Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the QQQ Fund. As a result, under these circumstances, the market value of shares of the QQQ Fund may vary substantially from the net asset value per share of the QQQ Fund. Hypothetical backtested data relating to the Index do not represent actual historical data and are subject to inherent limitations, and the historical and hypothetical backtested performance of the Index are not indications of its future performance . Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting . Other key risk : The Index was established on June 22, 2021, has a limited operating history and may perform in unanticipated ways. The risks identified above are not exhaustive. You should also carefully review the related “Risk Factors” sections in the prospectus supplement and the relevant product supplement and underlying supplement and “Selected Risk Considerations” in the relevant pricing supplement. 13

Disclaimers Neither MerQube, Inc. nor any of its affiliates (collectively, “MerQube”) is the issuer or producer of any investment linked to the Index referenced herein and MerQube has no duties, responsibilities, or obligations to investors in such investment. The Index is a product of MerQube and has been licensed for use by JPMS (“Licensee”) and its affiliates. Such index is calculated using, among other things, market data or other information (“Input Data”) from one or more sources (each a “Data Provider”). MerQube ® is a registered trademark of MerQube, Inc. These trademarks have been licensed for certain purposes by Licensee, including use by Licensee’s affiliate in its capacity as the issuer of investments linked to the Index. Such investments are not sponsored, endorsed, sold or promoted by MerQube, any Data Provider, or any other third party, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the Input Data, Index or any associated data. The notes are not sponsored, endorsed, sold, or promoted by London Stock Exchange Group plc or its affiliates (collectively, “LSE”) or any successor thereto or index owner and neither LSE nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell Indices to track general stock market performance or a segment of the same. LSE’s publication of the Russell Indices in no way suggests or implies an opinion by LSE as to the advisability of investment in any or all of the securities upon which the Russell Indices are based. LSE’s only relationship to the Issuer, the Guarantor (if applicable) and their affiliates is the licensing of certain trademarks and trade names of LSE and of the Russell Indices, which are determined, composed and calculated by LSE without regard to the Issuer, the Guarantor (if applicable) and their affiliates or the notes. LSE is not responsible for and has not reviewed the notes or any associated literature or publications and LSE makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. LSE reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell Indices. LSE has no obligation or liability in connection with the administration, marketing or trading of the notes. “Russell 1000 ® Index,” is a trademark of LSE and have been licensed for use by JPMorgan Chase Bank, National Association and its affiliates. This transaction is not sponsored, endorsed, sold, or promoted by LSE and LSE makes no representation regarding the advisability of entering into this transaction. 14

Disclaimers LSE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN AND LSE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. LSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, THE GUARANTOR (IF APPLICABLE) AND/OR THEIR AFFILIATES, INVESTORS, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN. LSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LSE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. JPMorgan Chase & Co. or its affiliate has entered into an agreement with S&P Dow Jones that provides it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non - exclusive license and, for a fee, with the right to use the S&P 500 ® Index, which are owned and published by S&P Dow Jones, in connection with certain securities, including the notes. The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones or its third party licensors. Neither S&P Dow Jones nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500 ® Index to track general stock market performance. S&P Dow Jones’ and its third party licensors’ only relationship to the Issuer or the Guarantor (if applicable) is the licensing of certain trademarks and trade names of S&P Dow Jones and the third party licensors and of the S&P 500 ® Index which is determined, composed and calculated by S&P Dow Jones or its third party licensors without regard to the Issuer or the Guarantor (if applicable) or the notes. S&P Dow Jones and its third party licensors have no obligation to take the needs of the Issuer or the Guarantor (if applicable) or the owners of the notes into consideration in determining, composing or calculating the S&P 500 ® Index. Neither S&P Dow Jones nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes. 15

Disclaimers NEITHER S&P DOW JONES, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P 500 ® INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P 500 ® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. “Standard & Poor’s,” “S&P,” and “S&P 500,” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by JPMorgan Chase & Co. and its affiliates, including JPMorgan Financial. JPMorgan Chase & Co. or its affiliate has entered into an agreement with STOXX Limited (“STOXX”) providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non - exclusive license and, for a fee, with the right to use the EURO STOXX 50 ® Index, which is owned and published by STOXX Limited, in connection with certain securities, including the notes. STOXX and its licensors (the “Licensors”) have no relationship to the Issuer or the Guarantor (if applicable), other than the licensing of the EURO STOXX 50 ® Index and the related trademarks for use in connection with the notes. 16

Disclaimers STOXX and its Licensors do not : sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes or any other securities; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; have any responsibility or liability for the administration, management or marketing of the notes; or consider the needs of the notes or the holders of the notes in determining, composing or calculating the EURO STOXX 50 ® Index or have any obligation to do so. STOXX and its Licensors will not have any liability in connection with the notes. Specifically, STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: The results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the EURO STOXX 50 ® Index and the data included in the EURO STOXX 50 ® Index; The accuracy or completeness of the EURO STOXX 50 ® Index and its data; or The merchantability and the fitness for a particular purpose or use of the EURO STOXX 50 ® Index and its data; STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50 ® Index or its data; and Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur. The licensing agreement with STOXX is solely for the benefit of the parties to that agreement and not for the benefit of the holders of the notes or any other third parties 17